EXHIBIT 99.2

Palatin Presents PL8177 Ulcerative Colitis Data at

Digestive Disease Week Annual Conference

– Preclinical data presented shows PL8177 was found to be efficacious in animal models of inflammatory bowel disease

– Clinical data confirms PL8177 oral formulation is delivered and contained in the colon

– Phase 2 clinical study data readout in 2H2023

CRANBURY, N.J., May 9, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the presentation of the poster “Efficacy of the Melanocortin Receptor Agonist PL8177 as a Potential Therapy for Gastrointestinal Inflammatory Diseases” at the Digestive Disease Week annual meeting May 6-9, 2023 in Chicago, Illinois. The poster was presented by John Dodd, Ph.D., Senior Vice President of Preclinical Research at Palatin. The poster can be found on Palatin’s website www.palatin.com.

The data shows the high potency of PL8177, and lack of systemic absorption, which makes a delayed-release microparticle oral formulation of the melanocortin-1 receptor (MC1r) agonist PL8177 a promising new candidate for clinical development for the treatment of inflammatory bowel disease.

In preclinical studies in rat models of ulcerative colitis, oral PL8177 was found to be efficacious in reducing colonic damage and inflammation. In rats and dogs, data showed that oral PL8177 is released in the lower GI tract where it can exert its effect on inflammation. Clinical data presented in the poster shows that oral PL8177 was released in the GI tract and did not reach systemic circulation.

“This data is a further example of the potential of the melanocortin system as a target for novel treatments for inflammatory diseases,” said Carl Spana, Ph.D., President and CEO of Palatin. “We are looking forward to the data from an ongoing phase 2 study and the potential of PL8177 as a novel treatment for inflammatory bowel disease.”

A phase 2 study, PL8177-205, is currently enrolling patients. An interim assessment and topline data is anticipated in the second half of 2023. Additional trial information, including inclusion and exclusion criteria, can be found at https://clinicaltrials.gov/ via the identifier NCT05466890.

Digestive Disease Week® (DDW) is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT), the meeting showcases more than 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. More information can be found at www.ddw.org.

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About PL8177

PL8177 is a synthetic cyclic heptapeptide with demonstrated efficacy in multiple animal inflammatory bowel disease models. PL8177 is a potent, selective agonist of the human melanocortin-1 receptor, with sub-nanomolar affinity binding and EC50 functional values. Palatin data demonstrates that the oral formulation of PL8177 was protected from degradation in the stomach and small intestine and delivered to the large intestine and colon over an extended period. In addition, orally administered PL8177 had a significant effect on resolving inflammation in a rat bowel inflammation model.

PL8177 in oral formulations has demonstrated repeated, robust efficacy in ulcerative colitis disease models. MC1r is found on epithelial cells and resident macrophages of the colon which are accessible from the lumen of the colon. Orally administered PL8177 is not systemically absorbed. PL8177 has the potential for excellent efficacy without safety concerns.

About Ulcerative Colitis

Ulcerative colitis is a chronic disease of the large intestine (colon), with inflammation and ulcerations that can cause significant abdominal pain, persistent diarrhea, loss of appetite and other symptoms. An estimated 1 million individuals in the United States are affected by ulcerative colitis, with over 350,000 diagnosed with moderate-to-severe disease. Existing treatments are not effective in a substantial portion of patients with moderate-to-severe ulcerative colitis, with certain severe cases resulting in surgical removal of the colon.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor (“MCr”) system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects. Many tissues and immune cells located throughout the body, including the gut, kidney and eye, express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation. Drugs based on melanocortin agonists have been approved by the FDA for treating several conditions, including female sexual dysfunction, inflammatory/autoimmune diseases, and rare forms of genetic obesity.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about PL8177 preclinical and clinical results for ulcerative colitis and gastrointestinal inflammatory diseases, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

SOURCE Palatin Technologies, Inc.

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